Exhibit 10.27

TRANSOMA MEDICAL, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

In August 2007, our board of directors adopted a new cash compensation program for non-employee directors to be effective upon the closing of this offering. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, payable in equal quarterly installments, as applicable:

•                  $10,000 per year for service as a board member and $3,500 for each board meeting attended in person ($1,500 for meetings attended by video or telephone conference);

•                  $15,000 per year for service as chairman of the audit committee and $7,500 per year for service as a non-chairman member of the audit committee;

•                  $10,000 per year for service as chairman of the compensation committee and $5,000 per year for service as a non-chairman member of the compensation committee;

•                  $7,500 per year for service as chairman of the nominating and corporate governance committee and $3,750 per year for service as a non-chairman member of the nominating and corporate governance committee;  and

•                  $5,000 per year for service as the lead independent director.

We will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Additionally, members of our board of directors who are not our employees will receive non-statutory stock options under our 2007 Stock Incentive Plan, which became effective in August 2007. Each non-employee member of our board of directors will, upon the closing of this offering, automatically be granted a non-statutory stock option to purchase 75,000 shares of common stock with an exercise price equal to the fair market value on the end of the first trading day following the listing of our common stock on the Nasdaq Global Market. This initial grant will vest monthly over three years. On the date of each annual meeting of our stockholders beginning in Fiscal 2008, each non-employee director will automatically be granted a non-statutory stock option to purchase 30,000 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. These annual grants will vest monthly over one year. All stock options granted under our 2007 Stock Incentive Plan will have a term of 10 years.